SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(RULE 13D-102)

INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 42)

V.F. Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

918204108 (CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 918204108	Page 1 of 8 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons

The PNC Financial Services Group, Inc. 25-1435979
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) ☐
b) ☐
3)	SEC USE ONLY

4)	Citizenship or Place of Organization

Pennsylvania

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power

65,021
6) Shared Voting Power

21,677,603*
7) Sole Dispositive Power

18,470
8) Shared Dispositive Power

21,718,953*

9)	Aggregate Amount Beneficially Owned by Each Reporting Person

21,742,624
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐

11)	Percent of Class Represented by Amount in Row (9)

19.45
12)	Type of Reporting Person (See Instructions)

HC

*	See the response to Item 4.

CUSIP No. 918204108	Page 2 of 8 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons

PNC Bancorp, Inc. 51-0326854
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) ☐
b) ☐
3)	SEC USE ONLY

4)	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power

63,421
6) Shared Voting Power

21,677,603*
7) Sole Dispositive Power

16,870
8) Shared Dispositive Power

21,718,953*

9)	Aggregate Amount Beneficially Owned by Each Reporting Person

21,741,024
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐

11)	Percent of Class Represented by Amount in Row (9)

19.45
12)	Type of Reporting Person (See Instructions)

HC

*	See the response to Item 4.

CUSIP No. 918204108	Page 3 of 8 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons

PNC Bank, National Association 22-1146430
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) ☐
b) ☐
3)	SEC USE ONLY

4)	Citizenship or Place of Organization

United States

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power

63,421
6) Shared Voting Power

21,677,603*
7) Sole Dispositive Power

16,870
8) Shared Dispositive Power

21,718,953*

9)	Aggregate Amount Beneficially Owned by Each Reporting Person

21,741,024
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐

11)	Percent of Class Represented by Amount in Row (9)

19.45
12)	Type of Reporting Person (See Instructions)

BK

*	See the response to Item 4.

CUSIP No. 918204108	Page 4 of 8 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons

J.J.B. Hilliard, W.L. Lyons, Inc. 61-0734935
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) ☐
b) ☐
3)	SEC USE ONLY

4)	Citizenship or Place of Organization

Kentucky

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power

46
6) Shared Voting Power

-0-
7) Sole Dispositive Power

46
8) Shared Dispositive Power

-0-

9)	Aggregate Amount Beneficially Owned by Each Reporting Person

46
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐

11)	Percent of Class Represented by Amount in Row (9)

Less than 0.01
12)	Type of Reporting Person (See Instructions)

IA

CUSIP No. 918204108	Page 5 of 8 Pages

1)	Names of Reporting Persons IRS Identification No. Of Above Persons

ADVISORport, Inc. 51-0391973
2)	Check the Appropriate Box if a Member of a Group (See Instructions)
a) ☐
b) ☐
3)	SEC USE ONLY

4)	Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned By Each Reporting Person With	5) Sole Voting Power

1,554
6) Shared Voting Power

-0-
7) Sole Dispositive Power

1,554
8) Shared Dispositive Power

-0-

9)	Aggregate Amount Beneficially Owned by Each Reporting Person

1,554
10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares See Instructions	☐

11)	Percent of Class Represented by Amount in Row (9)

Less than 0.01
12)	Type of Reporting Person (See Instructions)

IA

Page 6 of 8 Pages

ITEM 2(a) -	NAME OF PERSON FILING:

The PNC Financial Services Group, Inc.; PNC Bancorp, Inc.; PNC Bank, National Association; J.J.B. Hilliard, W.L. Lyons, Inc.; and ADVISORport, Inc.

ITEM 2(b) -	ADDRESS OF PRINCIPAL BUSINESS OFFICE:

The PNC Financial Services Group, Inc. - One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707

PNC Bancorp, Inc. - 300 Delaware Avenue, Suite 304, Wilmington, DE 19801

PNC Bank, National Association - One PNC Plaza, 249 Fifth Avenue, Pittsburgh, PA 15222-2707

J.J.B. Hilliard, W.L. Lyons, Inc. - 500 West Jefferson Street, Louisville, KY 40202-2823

ADVISORport, Inc. - 760 Moore Road, King of Prussia, PA 19406

ITEM 2(c) -	CITIZENSHIP:

The PNC Financial Services Group, Inc. - Pennsylvania

PNC Bancorp, Inc. - Delaware

PNC Bank, National Association - United States

J.J.B. Hilliard, W.L. Lyons, Inc. - Kentucky

ADVISORport, Inc. - Delaware

ITEM 3 -	IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

(a) ☐ Broker or dealer registered under Section 15 of the Exchange Act;

(b) ☒ Bank as defined in Section 3(a)(6) of the Exchange Act;

(c) ☐ Insurance Company as defined in Section 3(a)(19) of the Exchange Act;

(d) ☐ Investment Company registered under Section 8 of the Investment Company Act;

(e) ☒ An Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) ☐ An Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) ☒ A Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) ☐ A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) ☐ A Church Plan that is excluded from the definition of an Investment Company under Section 3(c)(14) of the Investment Company Act;

(j) ☐ Group, in accordance with Rule 13d(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ☐

Page 7 of 8 Pages

ITEM 4 -	OWNERSHIP:

The following information is as of December 31, 2006:

	(a)	Amount Beneficially Owned: 21,742,624 shares

	(b)	Percent of Class: 19.45

	(c)	Number of shares to which such person has:

		(i)	sole power to vote or to direct the vote 65,021

		(ii)	shared power to vote or to direct the vote 21,677,603*

		(iii)	sole power to dispose or to direct the disposition of 18,470

		(iv)	shared power to dispose or to direct the disposition of 21,718,953*

ITEM 7 -

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Included are the following subsidiaries of The PNC Financial Services Group, Inc. - HC:

PNC Bancorp, Inc. - HC (wholly owned subsidiary of The PNC Financial Services Group, Inc.)

PNC Bank, National Association - BK (wholly owned subsidiary of PNC Bancorp, Inc.)

J.J.B. Hilliard, W.L. Lyons, Inc. - IA (indirect wholly owned subsidiary of The PNC Financial Services Group, Inc.)

ADVISORport, Inc. - IA (indirect wholly owned subsidiary of The PNC Financial Services Group, Inc.)

ITEM 10 -

CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

*	PNC Bank, National Association serves as co-trustee with M. Rust Sharp and Ursula F. Fairbairn and shares with them voting power and dispositive power with respect to 21,677,603 shares.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2007		February 12, 2007
Date		Date

By:	/s/ George P. Long, III	By:	/s/ James R. Allen
	Signature - The PNC Financial Services Group, Inc.		Signature - J.J.B. Hilliard, W.L. Lyons, Inc.
	George P. Long, III, Corporate Secretary		James R. Allen, Chairman, President & CEO
	Name & Title		Name & Title

February 12, 2007		February 12, 2007
Date		Date

By:	/s/ Maria C. Schaffer	By:	/s/ Maria C. Schaffer
	Signature - PNC Bancorp, Inc.		Signature - ADVISORport, Inc.
	Maria C. Schaffer, Executive Vice President		Maria C. Schaffer, Senior Vice President
	Name & Title		Name & Title

February 12, 2007
Date

By:	/s/ George P. Long, III
Signature - PNC Bank, National Association
George P. Long, III, Secretary
Name & Title

AN AGREEMENT TO FILE A JOINT STATEMENT FOR

THE PNC FINANCIAL SERVICES GROUP, INC.,

PNC BANCORP, INC. AND PNC BANK, NATIONAL ASSOCIATION

WAS PREVIOUSLY FILED AS EXHIBIT A TO AMENDMENT NO. 17

Page 8 of 8 Pages

EXHIBIT A

AGREEMENT

February 12, 2007

The undersigned hereby agree to file a joint statement on Schedule 13G under the Securities and Exchange Act of 1934, as amended (the “Act”) in connection with their beneficial ownership of common stock issued by V.F. Corporation.

Each of the undersigned states that it is entitled to individually use Schedule 13G pursuant to Rule 13d-1(c) of the Act.

Each of the undersigned is responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but none is responsible for the completeness or accuracy of the information concerning the others.

This Agreement applies to any amendments to Schedule 13G.

J.J.B. HILLIARD, W.L. LYONS, INC.

BY:	/s/ James R. Allen
James R. Allen, Chairman, President & CEO

ADVISORPORT, INC.

BY:	/s/ Maria C. Schaffer
Maria C. Schaffer, Senior Vice President